Exhibit 5

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

November 8, 2018

Board of Directors
ClearSign Combustion Corporation
12870 Interurban Avenue South

Seattle, Washington 98168

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ClearSign Combustion Corporation, a Washington corporation (the “Company”), in connection with the registration of an additional 1,378,696 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the ClearSign Combustion Corporation 2011 Equity Incentive Plan (the “Plan”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on November 8, 2018.

For purposes of rendering this opinion, we have examined the Plan, the Registration Statement, the Articles of Incorporation and the Bylaws of the Company, as amended, the proceedings and other actions of the Company that provide for the issuance of the Shares, and such other documents and matters as we have deemed necessary for purposes of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Common Stock. In addition, we have assumed that the resolutions of the Company’s Board of Directors or its applicable committee authorizing the Company to issue and deliver the Shares will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued, delivered and paid for in accordance with the Plan and in the manner described in the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

11377 West Olympic Boulevard, Los Angeles, California 90064-1683 Phone: (310) 312-2000 Fax: (310) 312-3100 Website: www.msk.com

November 8, 2018

This opinion is opining upon and is limited to the current federal laws of the United States and the Washington Business Corporation Act. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP